AMENDMENT TO RIGHTS AGREEMENT

                    AMENDMENT, effective as of November 10, 1997, to the Rights Agreement, dated as of May 22, 1995, between Healthdyne Technologies, Inc., a Georgia corporation (the "Company"), and SunTrust Bank, Atlanta, a Georgia, banking corporation, as Rights Agent (the "Rights Agent"), as amended (the "Rights Agreement").

                    WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

                    WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with
          Section 26 of the Rights Agreement;

                    NOW THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

               1. Section 1(a) is amended by adding the following at the end of said Section:

                         ; provided, however, that neither
                    Respironics, Inc., a Delaware corporation
                    ("Respironics"), nor RIGA, Inc., a Georgia corporation and wholly-owned subsidiary of Respironics ("Sub"), shall be deemed to be an Acquiring Person by virtue of (x) the execution of the Agreement and Plan of Reorganization, dated as of November 10, 1997, and the related Agreement and Plan of Merger (collectively, the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, Respironics and Sub, or (y) the consummation of any of the transactions contemplated thereby.

               2. Section 1(n)is amended by adding the following at the end of said Section:

                         Notwithstanding anything to the contrary
                    contained in this Agreement, the transactions contemplated by the Merger Agreement shall not constitute a Triggering Event or an event described in Section 11(a)(ii) or Section 13(a).

               3. Section 23 is amended by adding the following at the end of said Section:

                         (d) Notwithstanding any other provision of
                    this Agreement, upon consummation of the merger of Sub with and into the Company pursuant to, and in accordance with, the terms of the Merger Agreement, all Rights shall expire.

               4.  The term "Agreement" as used in the Rights
          Agreement shall be deemed to refer to the Rights
          Agreement as amended hereby.

               5. The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

               6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 10th day of November, 1997.


                                   HEALTHDYNE TECHNOLOGIES, INC.

                                   By ____________________________
                                   Name:
                                   Title:


                                   SUNTRUST BANK, ATLANTA

                                   By ____________________________
                                   Name:
                                   Title: